Exhibit 4.27

Shengjing System Sales Agency Agreement for Promotion

and Marketing of the

Shanda Games Pre-paid Cards

This Agreement is entered into on this 1st day of May, 2011 in Pudong New Area, Shanghai by and between:

Tianjin Shengjing Trade Co., Ltd., located at Room 201-11, Area B1, the Second Floor of Dongman Building, No.126 of Dongman Zhong Road, Eco-City of Tianjin, hereinafter referred to as “Party A”; and

Shanghai Shulong Technology Development Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai;

Shanghai Shulong Computer Technology Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai;

Nanjing Shulong Computer Technology Co., Ltd., located at No. 1 Building, 690 Bibo Road, Pudong New Area, Shanghai;

Chengdu Youji Technology Co., Ltd., located at Room 408, Building 6, Tian Fu Da Dao North, High-Technology Industry Park, Chengdu;

Tianjin Youji Technology Co., Ltd., located at No.108, No. 7 of Hanbei Road, Eco-City of Tianjin; hereinafter collectively referred to as “Party B”.

Party A and Party B may hereinafter collectively referred to as the “Parties” and, individually referred to as the “Party”.

WHEREAS,

1. Party A, a company incorporated and existing under the laws of the People’s Republic of China (the “PRC”), is a nationwide professional marketing and payment service provider for interactive entertainment products. Party A has duly caused its authorized representative to enter into this Agreement.

2. Party B, a company incorporated and existing under the laws of the PRC. Party B has been licensed and qualified to fulfill this Agreement. In the meantime, Party B has the legitimate rights to operate and charge a large number of online games in the Mainland of the PRC. Party B has duly caused its authorized representative to enter into this Agreement.

3. In order to exploit entertainment products markets in the PRC, to provide the users with more services, and to make use of their respective advantages sufficiently, the Parties are willing to cooperate with each other based on their respective professional expertises.

NOW THEREFOR, it is hereby agreed as follows:

The Parties have reached, and would like to abide by, the following terms and conditions in respect of the following cooperation through friendly negotiation, on the basis of equal footing, mutual benefits and complete willingness, in accordance with relevant laws and regulations of the PRC.

1. Terms and Definitions

1.1. “Products” shall mean all billable products, features and services of all online games versions owned or provided by Party B or its affiliates during the Term of this Agreement.

1.2. “Shengjing System” shall mean the online marketing system that has been developed and designed by Party A, and Party A’s integrated offline channel system, through which the professional marketing services can be provided for all kinds of interactive entertainment products and prepaid cards payments. Party A’s marketing and payment services hereunder can be provided through various Shengjing platforms and offline channel systems.

1.3. “Physical Cards” shall mean the user prepayment cards, a kind of physical cards with numbers and codes, and representing certain face value, which need to be produced and processed and are used for paying for the user consumptions or services. The Physical Cards include but not limited to the user prepayment cards with various face value and the packaged user prepayment cards with various face value.

1.4. “Virtual Cards” shall mean the user prepayment cards, a kind of intangible (virtual) cards with numbers and codes, and representing certain face value, which do not need to be produced or processed and are used for paying for the user consumptions or services. The Virtual Cards include but not limited to the user’s prepayment cards with various face value and the packaged user prepayment cards with various face value.

1.5. “Esales Services” the charge billing servers of Party A and Party B are connected.

1.6. “Marketing and Promotion Services” shall mean the charging and promotion services based on Party A’s Shengjing System, through which Party A can market the Products, features related to the Products and services provided by Party B in the Authorized Region.

1.7. “Authorized Region” shall mean the People’s Republic of China, excluding Macau, Hong Kong and Taiwan.

2. Agreements

2.1. Cooperation Project: Party B authorizes Party A to sell Shanda Games pre-paid cards as its agent during the Term of this Agreement. Party A may sell the Shanda Games pre-paid cards in any form.

2.2. The Parties have agreed that Party B may carry out the marketing activities for the Products through promotion, advertising and gift-giving, but shall not engage in any direct or indirect sales of the Products. In the event that the Parties negotiate on the strategies in respect of the issuance, promotion and advertising of the game products, such strategies shall be agreed and made in an appendix to this Agreement.

2.3. The Parties have agreed that Party B agrees to accept the payment by Party A or its designated person, provided that Party A shall provide a written notice to Party B 5 business days prior to the agreed payment date, and that Party B treats the payment by such designated person as the performance of Party A’s payment obligations hereunder. However, the payment by such designated person, which has been agreed by Party B, shall not create the assignment of Party A’s rights and obligations hereunder to such designated person.

3. Technical Realization

3.1. Party A shall use Shengjing System and various third party payment mechanisms and distribution channels, to allow the end users to purchase products or recharge their game accounts.

3.2. Party B shall charge the fees on its dedicated official web sales areas (including linked areas), dedicated charge areas (including linked areas), dedicated channel agency areas (including linked areas) through the platforms provided by Party A. In order to provide the consumers with services and to maintain the servers of its products, Party B shall establish its own official platforms. In the meantime, Party A shall use the Shengjing System and its partner’s payment systems to provide the charging services and maintain the charging platforms for Party B’s official platforms.

3.3. Party A shall make dedicated charge, card-purchase websites for Party B’s official websites, and such websites shall be directly linked to related platforms of Party A, according to which the same charging service functions can be provided on the platforms of Party A and Party B simultaneously.

3.4. Party A shall provide Party B with technical connection documents and free technical services for assisting Party B’s technical personnel to complete the technical interface connection. For the purpose of the Esales functions of the Shengjing, Party B shall assist Party A to complete the Esales interface connection and tests of and to the websites and servers of the Parties within ten (10) working days after this Agreement is entered into. Thereafeter, the users can make direct online payment from time to time through Shengjing System of Party A without logging on Party B’s servers.

4. Physical Cards and Copyrights

4.1. For the purpose of this Agreement, the Party is entitled to use the name and logo of the other Party under free of charge for the advertisement and production of Physical Cards after this Agreement is entered into; however, any such use shall not create any assignment of intellectual properties in such name and logo.

4.2. During the Term of this Agreement, Party A is entitled to own the copyrights in relevant product layout designs on its website and in the layouts of the Physical Cards, but the copyrights in the logo, products photos and pictures of Party B that have used in the said layouts shall be remained the property of Party B.

4.3. All production costs of the Physical Cards of the single-joint-brand Physical Cards (namely, any other information rather than Party B’s information and Party A’s charge information shall not be included on such Physical Cards) shall be borne by Party B. However, the production costs of the Physical Cards shall be borne by Party A provided that Party B selects Party A’s multi-joint-brand cards (namely, multi-party product information and Party A’s charge information will be covered on such Physical Cards).

4.4. Party B authorizes Party A to add the pictures and materials related to the Products on the Physical Cards, the websites and advertising posters. In the meantime, Party B shall ensure that it has legitimate rights on any such provided contents and information. Furthermore, Party B shall be liable for any infringement that may be caused by any such provided contents and information.

5. Pricing, Settlement Process and Invoice

5.1. Settlement Price: The settlement price for the sales revenues recognized from the Shengjing System shall be determined subject to different types of Shanda Games pre-paid cards. The settlement price shall be set forth in Annex I, which may be different among products. Party A shall pay Party B for the Shanda Games pre-paid cards sold through the Shengjing System subject to corresponding price.

5.2. Shengjing System Settlement Process: Party B shall unconditionally provide the user recharge requests given through Party A’s Shengjing System. Party A shall be responsible for checking the traded volume of the Shanda Games pre-paid cards, and then shall make a settlement with Party B in accordance with this Agreement.

5.3. Settlement Period: The designated Personnel of each Party shall determinate the transaction amount in the previous month in accordance with the backstage statistic data and the applicable settlement price, and Party A shall make the payments to Party B within 7 working days after receipt of the invoice from Party A (subject to the delay caused by the national holidays and force majeure). The date of the invoice provided by Party B shall be the month when the transactions take place, and such invoice shall be provided to Party A prior to the 7th day of each month. All payment shall be made by RMB.

5.4. Invoice: Party A shall provide full invoices with the collected value at the requests of the end users. Party B shall provide Party A with the invoices with the monthly settled values.

5.5. Party B’s Account Information:

Company Name:

Account Number:

Account Bank:

Contact:

6. Rights and Obligations

6.1. Party A’s Rights and Obligations (in addition to its rights and obligations specified in other sections):

6.1.1. Party A shall be in strict compliance with the agency service methods specified in this Agreement after it is qualified as a service provider and enters into this Agreement with Party B.

6.1.2. Party A is obligated not to disclose any of the discount standards, pricing standards and collection charges specified in this Agreement to any third party.

6.1.3. Party A shall be responsible for settling any customer complaints in relation to the service process of Shengjing System, and for bearing the liabilities related to such complaints.

6.2. Party B’s Rights and Obligations (in addition to its rights and obligations specified in other clauses):

6.2.1. Party B agrees to ensure that within 10 working days after the signing date of this Agreement, Party B shall work with Party A to complete the integration of the application program interface, provide the online payment services for its partners, and ensure the application program interface for the payment services provided to Party A shall not be disrupted. In the event that the integration of the application program interface is not completed as scheduled, or there are no transactions within 3 months after the successful integration of the application program interface, Party B acknowledges that Party A shall have the right to shutdown the application program interface.

6.2.2. Party B agrees to ensure that it will not provide any service hyperlinks that are not related to Party A under Party A’s name, or divert the end users to submit service application through other service systems. Party B agrees to ensure that the prepaid cards with different face value, the marketing, sales and channel agents and payment zones on the official websites for the Products to be accurate and effective.

6.2.3. Party B shall be responsible for the inquires and complaints from the end users in connection with its services, and Party B shall provide the solutions for the possible problems that end users may encounter when using its services, and shall display the service hotline and customer service measures on the marketing materials and the remarkable positions of the websites.

6.2.4. Party B acknowledges that Party A may transfer the complaints from end users in connection with Party B’s services to Party B, and Party A shall have the right to oversee the resolution of such complaints. Any complaints from end users that are not related to networking communication shall be resolved by Party B within 3 working days after such complaints has been transferred to Party B.

6.2.5. Party B shall be liable for any complaints and disputes arising out of the games, and for settling any complaints from the customers that have been caused by it at its own costs.

6.2.6. Party B shall be responsible for the production, distribution and launch of promotion articles (advertisements and posters). For supporting Party A’s promotional activities in respect of the Products, Party B shall provide Party A with articles and materials under free of charge, and deliver such articles and materials to the designated places at Party A’s request.

6.2.7. Party B shall have obtained all licenses to operate the products, in the event that the products are online games, such licenses shall include all licenses of operating the games issued by the General Administration of Press and Publication and the Ministry of Culture (including the publishing numbers for electronial publications and the certificates of product registrations). Party B shall provide the photocopies of such certificates to Party A as annexes to this Agreement; Party B shall ensure that the game products will not violate any applicable regulations and laws, and will not infringe the intellectual property rights and other rights of any third parties, and shall be responsible for any consequences resulting from the infringements to such rights.

6.2.8. Party B shall be responsible for the operation, upgrades and maintenance of the Products.

6.2.9. Party B shall establish a payment zone for Party A on its official websites. Party B shall ensure that Party A will be displayed as a service provider on the marketing materials, official websites and all relevant pages, products cards, and shall display Party A’s logos and hyperlinks. When the Parties launch a marketing event, Party B shall work with Party A and provide advertisement positions on the front page and marketing zone of its official website to Party A.

7. Term

The term of this Agreement shall commence from the effective date to June 30, 2013. This Agreement will be automatically extended for one year if neither party gives written objection one month prior to the expiration date of this Agreement.

8. Confidentiality

8.1. The Party shall take any measures necessary to avoid any unauthorized disclosure, use or publication of the trade secrets obtained from the other Party during the cooperation, or to avoid the same obtainable by any unauthorized person.

8.2. The Party obtaining the trade secrets (hereinafter referred to as “Obtaining Party”) shall not reproduce or copy, in whole or part, the said trade secrets that have been disclosed by the other Party (hereinafter referred to as “Disclosing Party”) without prior authorization of the Disclosing Party or any permission under this Agreement. The Obtaining Party shall return all trade secrets to the Disclosing Party or destroy such trade secrets upon receipt of written consents from the Disclosing Party after this Agreement is terminated.

8.3. The Obtaining Party shall use the trade secrets subject to this Agreement. Furthermore, the Obtaining Party has caused or will cause its employees and consultants who have been told such trade secrets to enter into a confidential contract covering the contents materially similar to the confidential obligations in this section.

8.4. The Parties have agreed to keep all settlement price and other sensible information involved in this cooperation strictly confidential. In case any disclosure of any such information is caused by the Party, such Party shall be liable for such disclosure.

8.5. This section shall survive for two (2) years after this Agreement is performed, irrespective of whether this Agreement is invalid in whole or part.

9. Liability for Breach of This Agreement

9.1 To ensure the cooperation, one Party shall be liable for any damage of the other Party, if such Party terminate this Agreement without causes.

9.2 Save for the breaches and Breaching Liability specified in other terms of this Agreement, the breaching Party of other breaches hereof shall promptly terminate its breaches from the date when it receives the written notice requesting it to correct its breaches from the non-breaching Party. In the event that the non-breaching Party sustains any losses arising out of the breaches of the breaching Party, the Breaching Party shall indemnify any such losses sustained by the non-breaching Party within five (5) days, including but not limited to direct losses, indirect losses, and all reasonable expenses arising from such indemnification;

9.3 In the event that breaching Party continues to breach this Agreement or does not perform its obligations, the non-breaching Party shall have the right to claim damages from the breaching Party, and may terminate this Agreement upon written notice to the breaching Party.

9.4 “Termination without Cause” refers to the termination of this Agreement due to any reasons except Force Majeure, beaching, or illegal behaviors.

9.5 Any Party shall be exempted from bearing the other Party’s losses arising out of its failure or delay to perform its obligations hereunder by virtue of the Force Majeure. In case of any occurrence of the Force Majeure events, the Party affected by such Force Majeure event (the “Affected Party”) shall promptly notify the other Party of such event as soon as possible, and shall provide the other Party with the documents verifying the occurrence of such Force Majeure event effectively within fifteen (15) days upon the occurrence of such event. The Affected Party shall actively take effective measures to reduce the other Party’s losses that may be caused by its failure or delay to perform its relevant obligations hereunder. The extended time for the performance of any delayed obligations of any Party meeting the Force Majeure shall equal to the time in which such Force Majeure lasts.

9.6 The “Force Majeure” refers to such events as are unforeseeable, the occurrence and consequences arising out of which cannot be avoidable or controllable. The Force Majeure includes but not limited to any of the following circumstances that affect the normal operation of the network:

9.6.1 Hacking, computer virus infections;

9.6.2 The loss of information or records caused by the destroy, paralysis or abnormal use of the computer system, so that Party A cannot provide the distribution service under this Agreement;

9.6.3 Serious impacts arising out of the technical adjustment of the Telecommunication Sector; and

9.6.4 Provisional close down caused by the governmental regulations, the internet service providers, or any other reasons which not are related to Party A.

10. Miscellaneous

10.1. The Parties have understood and agreed that each Party is an independent contractor. No provision in this Agreement constitutes a partnership or joint venture relationship between the Parties.

10.2. Notice: Any notice required or allowed by this Agreement shall be made in writing and sent to the address of the other Party specified in this Agreement by mail or fax. Such notice shall be deemed to be served on the date when it is signed and accepted by the employee of the other Party or is faxed successfully.

10.3. Anything not covered herein or any provision herein needed to be supplemented, altered or modified by virtue of the business development shall be made in a written supplementary agreement upon the negotiation of the Parties. The said supplementary agreement shall come to effect after it is entered into and sealed by the Parties, and such supplementary agreement shall have the same effect and force with this Agreement.

10.4. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement.

10.5. The conclusion, validity, interpretation, performance, termination and dispute resolution of, to and arising out of this Agreement shall be governed by the laws of the PRC. Any dispute arising out of the performance of this Agreement shall be resolved through friendly negotiation in the first instance; if not reached, the Party may institute such dispute to the People’s Court at the residence of Party A.

10.6. Party B has hereby undertaken that it will appoint Party A to act as its service provider in respect of other versions that may be introduced, developed and updated in relation to the Products, and that other products that it is qualified to operate shall be cooperated with Party A.

10.7. This Agreement and its appendixes are made in four (4) copies, two (2) of which will be held by Party A, and two (2) of which will be held by Party B. Each copy shall have the same force and effect with the other copies. This Agreement comes to effect after it is duly signed and sealed by the authorized representatives of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly caused their authorized representatives to execute this Agreement on the date first written above.

Party A:

Tianjin Shengjing Trade Co., Ltd.

Signature of the Representative: [signature]

Party B:

Shanghai Shulong Technology Development Co., Ltd.

Signature of the Representative: [signature]

Shanghai Shulong Computer Technology Co., Ltd.

Signature of the Representative: [signature]

Nanjing Shulong Computer Technology Co., Ltd.

Signature of the Representative: [signature]

Chengdu Youji Technology Co., Ltd.

Signature of the Representative: [signature]

Tianjin Youji Technology Co., Ltd.

Signature of the Representative: [signature]

Annex I: Settlement Price Payable to Party B

Products	Discount Price
Shanda Game pre-paid cards	83.5% of the original price

Party A and Party B agree that, during the term of this Agreement, the purchase price of each Shanda Games pre-paid cards paid by Party A shall be equal to 83.5% of its original price. The settlement price paid by Party A to Party B shall be 83.5% of the Shanda Games’ pre-paid cards’ face value.